Exhibit 99.1

(National Beverage Corp. Shareholder)

Patriotism . . .

April 19, 2012 ‒

Addressing the volatility of current stock market conditions – Nick A. Caporella, Chairman and Chief Executive Officer of National Beverage Corp., recently wrote a letter to shareholders, excerpts of which are stated below:

“While the recent market volatility has alarmed even the most savvy of investors, those of us who manage a business for the benefit of our owners, often are required to assure them when circumstances warrant.  This is one of those times:

Nothing has occurred within our Company or business model to affect our year-end target.  We will have the results that were forecast!

Additionally, we plan to review our previously announced stock buyback program at the upcoming Board meeting on Friday, April 20.

Our investors have received $5.28 in cash dividends over the past five-year period with $2.30 per share paid on February 14, 2011.  The April 28, 2012 year-end cash position is projected to allow the Company solid options:  fund the stock repurchase program or consider additional cash distributions.

-more-

National Beverage Corp.

In times of ‘unparalleled circumstances’, where ‘Stand Your Ground’ laws or Rogue Comments by the leaders of our country ‒ unnerving even the mightiest ‒ trigger dilemma in a jittery society.   Drama has trampled our spirits, becoming our daily wake-up call!

Well, the only Drama here at National Beverage is our devotion and passion to excel, in our commitment to ‘create value for our shareholders’.  That's it!!!

Smacks of strange times for certain, when major learning institutions choose to teach our cash flow/balance sheet philosophies to their aspiring business students, while any ‘by gosh/by chance’ wannabe analyst can be printed unabashed – simultaneously.

This is America . . . 2012!  (sad to say!)

Nick A. Caporella
Chairman and Chief Executive Officer

P.S.  I hope you feel better – I do!”

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.